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                                                                     Exhibit 2.2
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                             STOCKHOLDER AGREEMENT

          THIS STOCKHOLDER AGREEMENT (this "Agreement") is dated as of December 21, 1995 between Lawrence E. Brock and Lorena Rowan Brock - Trust No. 2-A ("Stockholder") and Key Production Company, Inc., a Delaware corporation ("Key").

          Key and Brock Exploration Company, a Delaware corporation ("Brock"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") on the date of this Agreement pursuant to which a newly formed wholly owned subsidiary of Key will be merged with and into Brock (the "Merger"). As a result of the Merger, each outstanding share of Common Stock, $0.10 par value, of Brock (the "Brock Common Stock") would be converted into the right to receive
 .6897 shares of Common Stock, $.25 par value (the "Key Common Stock"), of Key.

          Stockholder owns 325,811 shares and the Lawrence E. Brock, Jr. and Lorena Brock Irrevocable Trust ("BankOne Trust") owns 893,658 shares of Brock Common Stock (the "Shares").

          Stockholder desires to induce Key to enter into the Merger Agreement by entering into this Agreement.

          Accordingly, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
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1.  Registration of Key Common Stock.   Key shall cause a Registration Statement
    --------------------------------
on Form S-3 (the "Resale Registration Statement") covering the resale by Stockholder and BankOne Trust of the Key Common Stock to be filed with the Securities and Exchange Commission (the "SEC") promptly after the Effective Time and shall use its best efforts to have the Resale Registration Statement declared effective by the SEC as soon thereafter as practicable. Key further agrees to cause the Resale Registration Statement to remain effective for a period of two years after the Effective Time. Stockholder and BankOne Trust agree from time to time not to sell any Key Common Stock pursuant to the Resale Registration Statement if Stockholder and BankOne Trust have received written notice from Key in accordance with this Section 1 that the Resale Registration Statement is not then available to effect resales of the Key Common Stock. Key may suspend the ability of Stockholder and BankOne Trust to resell Key Common Stock pursuant to the Resale Registration Statement for up to no more than 30 days if (i) in Key's good faith judgment after consultation with counsel, Key would thereby be required to disclose information relating to pending corporate developments or business transactions involving Key or its subsidiaries not otherwise then required by law to be publicly disclosed and (ii) in the good faith judgment of Key such disclosure at such time would adversely affect Key in regard to any such corporate developments or business transactions contemplated by Key or its subsidiaries. If at any time Key suspends the ability of Stockholder and BankOne Trust to sell Key Common Stock pursuant to the Resale Registration Statement, Key shall use its best efforts to permit resales of the Key Common Stock pursuant to the Resale Registration Statement as soon as thereafter practicable and Key shall notify Stockholder and BankOne Trust promptly after the Resale Registration Statement again becomes available for sales of any Key Common Stock. In no event, however, shall Key have the ability to restrict the Stockholder's and BankOne Trust's right to sell any Key Common Stock pursuant to the Resale Registration Statement more than two times in any 12 month period.

2.  Covenants of Stockholder.
    ------------------------

    (a) During the period from the date of this Agreement until the Termination Date (as defined in Section 18 hereof), except in accordance with the provisions of this Agreement and subject to the provisions of Section 2(d), Stockholder agrees that it will not:

          (i) Transfer (as defined in Section 17 hereof) any Shares; provided that Stockholder may Transfer Shares to any Person without consideration if any such Shares which are so Transferred shall continue to be subject to the provisions of Section 6 hereof, and, as a condition to any such Transfer of Shares, the transferee shall enter into a written agreement with Key, in form and substance satisfactory to Key, assuming such obligations;

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          (ii) deposit any Shares into a voting trust, or grant any proxies or enter into a voting agreement with respect to any Shares; or

          (iii) initiate, solicit or encourage, directly or indirectly, or engage in any negotiations concerning an Competing Transaction (as defined in the Merger Agreement), or provide any confidential information or data to, or have any discussions with, any Person relating to an Competing Transaction, or otherwise facilitate any effort or attempt to make or implement an Competing Transaction.

    (b) Any additional shares of Brock Common Stock, warrants, options or other securities or rights exercisable for, exchangeable for or convertible into shares of Brock Common Stock acquired by Stockholder will become subject to this Agreement and shall, for all purposes of this Agreement, be considered "Shares."

    (c) Subject to the provisions of Section 2(d), Stockholder agrees not to take any action or omit to take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

    (d)  Notwithstanding the restrictions set forth in this Section 2, Lawrence
E. Brock and Lorena Rowan Brock may exercise their fiduciary duties in their capacities as directors and officers of the Company, as opposed to taking action with respect to the direct or indirect ownership (including, without limitation, the Transfer or voting) of any Shares, and no such exercise of fiduciary duties shall be deemed to be a breach of, or a violation of the restrictions set forth in, this Section 2 and Stockholder shall have no liability hereunder for any such exercise of fiduciary duties by Lawrence E. Brock and Lorena Rowan Brock in their capacities as directors or officers of the Company.

3.  Right of First Refusal; Voting.  At all times during the period beginning at
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the Effective Time (as defined in the Merger Agreement) and ending two years after the Effective Time, Stockholder shall, prior to effecting any Transfer of Key Common Stock (a "Sale"), offer Key a right of first refusal to purchase the Common Stock proposed to be Transferred on the following terms. Stockholder shall provide Key with written notice (the "Sale Notice") of any proposed Sale, which Sale Notice shall contain the identity of the purchaser (if known), the number of shares of Key Common Stock proposed to be Transferred, the proposed purchase price for such shares and the form of consideration payable for such shares. The Sale Notice shall also contain an irrevocable offer to sell the shares subject to such Sale Notice to Key for cash at a price equal to the price contained in such Sale Notice. Key shall have the right and option, by written notice delivered to Stockholder (the "Purchase Notice") within two days of receipt of the Sale Notice, to accept such offer as to all, but not less than all, of the Key Common

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Stock subject to such Sale Notice. Key shall have the right to assign to any
Person such right to purchase the shares subject to the Sale Notice, provided that Key shall remain liable for such transferee's performance of and compliance with the obligations of Key under this Agreement. In the event Key (or its assignee) elects to purchase the shares subject to the Sale Notice, the closing of the purchase of the Key Common Stock shall occur at the principal office of Key (or its assignee) on or before the third day following Stockholder's receipt of the Purchase Notice. In the event Key does not elect to purchase the shares subject to the Sale Notice, Stockholder shall be free, for a period of 90 days following the receipt of notice from Key of its election not to purchase such shares or, in the absence of any such notice, for a period of 90 days following the third day after receipt by Key of the Sale Notice, to sell the shares subject to the Sale Notice in accordance with the terms of, or at a greater price, and to any Person identified in, the Sale Notice, subject to the provisions of Section 12 hereof. If such sale is not effected within such 90 day period such shares shall remain subject to all of the provisions of this Agreement. Notwithstanding the foregoing, any Stockholder may Transfer any number of Key Common Stock to any heirs, distributees, guardians, administrators, executors, legal representatives or similar successors in interest of such Stockholder, provided that (A) such transferee shall become a party to this Agreement and agree in writing to perform and comply with all of the obligations of such Stockholder under this Agreement, and thereupon such transferee shall be deemed to be a party hereto for all purposes of this Agreement, and (B) the transferor shall remain liable for such transferee's performance of and compliance with the obligations of the transferor under this Agreement, and (ii) Stockholder may Transfer Key Common Stock in a tender offer, merger, or other similar business combination transaction approved by the Board of Directors of Key. If the purchase price described in any Sale Notice is not solely made up of cash or marketable securities, the Sale Notice shall include a good faith estimate of the cash equivalent of such other consideration, and the consideration payable by Key or its assignee (if Key elects to purchase (or to have assignee purchase) the Key Common Stock described in the Sale Notice) in place of such other consideration shall be cash equal to the amount of such estimate; provided, however, that if Key in good faith disagrees with such estimate and states a different good faith estimate in the Purchase Notice, and if Key and the selling Stockholder cannot agree on the cash equivalent of such other (i.e., other than cash or marketable securities) consideration, such cash equivalent shall be determined by a reputable investment banking firm without material connections with either party. Such investment banking firm shall be selected by both parties or, if they shall be unable to agree, by an arbitrator appointed by the American Arbitration Association. The fees and expenses of any such investment banking firm and/or arbitrator shall be shared equally by Key and the selling Stockholder, unless otherwise determined by such firm or arbitrator. In the event of such differing estimates by Key and the selling Stockholder, periods of time which would otherwise run under this Section 3 from the date of such Stockholder's receipt of the Purchase Notice shall run instead from the date on which the parties agree on such cash

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equivalent or, in the absence of such agreement, the date on which such cash equivalent is determined by such investment banking firm. If the purchase price described in any Sale Notice shall include marketable securities, the purchase price payable by Key (or its designee) shall include, to the extent marketable securities were included as a portion of the consideration provided for in the Sale Notice, an amount in cash determined by reference to the Current Market Price of such securities on the day the Purchase Notice is received by the selling Stockholder. In connection with any proposed privately negotiated sale by a Stockholder of Key Common Stock representing in excess of five% of the then outstanding Key Common Stock, Key will cooperate with and permit the proposed purchaser to conduct a due diligence review reasonable under the circumstances of Key and its Subsidiaries and their respective business and operations, including, without limitation, reasonable access during normal business hours to their executive officers, and, if reasonable under the circumstances, their properties subject to execution by such purchaser of a customary confidentiality agreement; provided that Key shall not be required to permit more than two such due diligence reviews in any twelve-month period.

4.  Representations and Warranties of Stockholder.  Stockholder represents and
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warrants to Key as follows:

    (a) (i) Stockholder is the record and Beneficial Owner of the Shares, (ii) such Shares are the only securities of Brock owned of record or Beneficially Owned by Stockholder or in which Stockholder has any interest, and (iii) Stockholder does not have any option or other right to acquire any other Shares;

    (b) Such Stockholder has the right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; the execution, delivery and performance of this Agreement by such Stockholder will not require the consent of any other Person and will not constitute a violation of, conflict with or result in a default under (i) any contract, understanding or arrangement to which such Stockholder is a party or by which such Stockholder is bound, (ii) any judgment, decree or order applicable to such Stockholder, or (iii) any law, rule or regulation of any governmental body applicable to such Stockholder; and this Agreement constitutes a valid and binding agreement on the part of such Stockholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity; and

    (c) the Shares are held by such Stockholder free and clear of all adverse claims, liens, encumbrances and security interests, and none of the Shares are subject to any voting trust or other agreement or arrangement with respect to the voting or disposition of the Shares; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements (except for this Agreement) relating to, the Shares.

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5.  Representations and Warranties of Key.  Key hereby represents and warrants
    -------------------------------------
to Stockholder that: it is a corporation duly formed under the laws of the State of Delaware; it has all requisite corporate power and authority to enter into and perform all its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; this Agreement has been duly executed and delivered by it; and this Agreement constitutes a valid and binding agreement on its part, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

6.  Voting of Shares.  Subject to the absence of a preliminary or permanent
    ----------------
injunction or other final order by any United States federal court or state court barring such action, Stockholder hereby agrees that, from the date of this Agreement until the Termination Date, at any meeting of the stockholders of Brock, however called, and in any action by written consent of the stockholders of the Company, he shall (a) vote all Shares of Stockholder in favor of the transactions contemplated by the Merger Agreement; (b) vote all Shares of Stockholder against any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Brock under the Merger Agreement; and (c) vote all Shares of Stockholder against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any Competing Transaction involving Brock or any of its subsidiaries; (ii) any change in the management or board of directors of Brock, except as otherwise agreed to in writing by Key; (iii) any material change in the present capitalization or dividend policy of Brock; or (iv) any other material change in Brock's corporate structure or business. Notwithstanding the provisions of this Section 6, Stockholder may exercise his fiduciary duties in his capacity as a director or officer of the Company, as opposed to taking action with respect to the direct or indirect ownership (including, without limitation, the Transfer or voting) of any Shares, and no such exercise of fiduciary duties shall be deemed to be a breach of, or a violation of the provisions set forth in, this Section 6 and Stockholder shall have no liability hereunder for any such exercise of fiduciary duties by Stockholder in his capacity as a director or officer of the Company.

7.  Governing Law.  This Agreement shall be governed by and construed
    -------------
in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Key and Stockholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the

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laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

8.  Further Assurances.  Each party hereto shall perform such further acts and
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execute such further documents as may reasonably be required to carry out the provisions of this Agreement.


9.  Assignment.  This Agreement may not be assigned by Stockholder or BankOne
    ----------
Trust. Key may assign its right to under this Agreement to one or more of its Affiliates.

10.  Remedies.  The parties agree that legal remedies for breach of this
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Agreement will be inadequate and that this Agreement may be enforced by Key by injunctive or other equitable relief.


11.  Affiliate Letter.  Stockholder and BankOne Trust hereby agree to execute
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prior to the Effective Time an Affiliate Letter in the form attached to the
Merger Agreement.


12.  Tax Representations.  Neither Stockholder nor BankOne Trust has any plan
     -------------------
or intention, and to the best knowledge of Stockholder and BankOne Trust there is no plan or intention on the part of any of the remaining stockholders of Brock, to sell, exchange or otherwise dispose of a number of shares of Key Common Stock to be received in the Merger that would reduce the Brock stockholders' ownership of Key Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the Brock Common Stock (including shares of Brock Common Stock exchanged for cash in lieu of fractional shares of Key Common Stock) outstanding immediately prior to the Effective Time.

13.  Notices.  All notices or other communications required or permitted
     -------
hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

                To Key:

        Key Production Company, Inc.
        One Norwest Center, 20th Floor
        1700 Lincoln Street
        Denver, Colorado  80203-4520
        Attention: Monroe W. Robertson
        Telecopier No.: (303) 830-7158

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                With a copy to:

        Holme Roberts & Owen LLC
        1700 Lincoln, Suite 4100
        Denver, Colorado  80203
        Attention:  Thomas A. Richardson, Esq.
        Facsimile:  (303) 866-0200 With a copy to:

                To Stockholder:

        Lawrence E. Brock and Lorena Rowan Brock - Trust No. 2-A
        1424 Kelving Way
        Wharton, TX  77488


                To BankOne Trust:

        Lawrence E. Brock, Jr. and Lorena Brock Irrevocable Trust
        Account No. 8336385800

        BankOne Texas N.A.
        P.O. Box 2050
        Fort Worth, Texas 73713

14.  Severability.  Any term or provision of this Agreement which is invalid or
     ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

15.  Counterparts.  This Agreement may be executed in counterparts, each of
     ------------
which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

16.  Binding Effect; Benefits.  This Agreement shall survive the death or
     ------------------------
incapacity of Stockholder and shall inure to the benefit of and shall be binding upon the parties

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hereto and their respective heirs, legal representatives, successors and permitted assigns, to the extent specifically provided herein. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto and their respective heirs, legal representatives and successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

17.  Certain Definitions.  Capitalized terms used and not defined herein have
     -------------------
the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

    (a) "Affiliate" shall mean, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to Stockholder, "Affiliate" shall not include Brock or Key and the Persons that directly, or indirectly through one or more intermediaries, are controlled by Brock or Key, as the case may be.

    (b) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall have the meanings set forth in Rule 13d-3 under the Exchange Act. Any calculation of the percentage of the Key Common Stock owned by a Person shall be made in accordance with Regulation 13D under the Exchange Act.

    (c) "Current Market Price" shall mean, as applied to any class of stock on any date, the average of the daily "Closing Prices" (as hereinafter defined) for the 20 consecutive trading days immediately prior to the date in question. The term "Closing Price" on any day shall mean the last sales price, regular way, per share of such stock on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if shares of such stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of such stock are listed or admitted to trading, or, if the shares of such stock are not listed or admitted to trading on any national securities exchange on the NASDAQ National Market System or, if the shares of such stock are not quoted on the NASDAQ National Market System, the average of the high bid and low asked prices in the over-the-counter market as reported by the National Association of Securities Dealers Inc.'s Automated Quotation System.

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    (d) "Person" shall have the meaning set forth in Section 13(d)(3) of the
Exchange Act.

    (e) "Transfer" shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

18.  Term.  The provisions of this Agreement shall terminate upon the date of
     ----
termination of the Merger Agreement (the "Termination Date"), except that
Section 7, 9, 10, 12, 14, 15, 16 and 17 shall survive such termination. If the Merger is consummated, the provisions of Sections 2, 6 and 11 shall terminate; all other provisions of this Agreement shall survive the Merger.

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       IN WITNESS WHEREOF, Stockholder and Key have entered into this Agreement as of the date first written above.

                           KEY PRODUCTION COMPANY, INC.

                           By: /s/ F. H. Merelli
                              ---------------------------------------------

                           STOCKHOLDER:

                           Lawrence E. Brock and Lorena Rowan Brock - Trust No. 2-A

                           By: /s/ Lawrence E. Brock
                               ---------------------------------------------


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